SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2004

Verticalnet, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	000-25269	23-2815834
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chester Field Parkway, Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 240-0600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A amends the Current Report on Form 8-K filed by the Registrant on August 3, 2004.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On July 19, 2004, Verticalnet, Inc. (“Verticalnet”), through its direct, wholly-owned subsidiary Popcorn Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), acquired B2eMarkets, Inc., a Delaware corporation (“B2eMarkets”), through a merger. The acquisition of B2eMarkets was made pursuant to an Agreement of Merger (the “Merger Agreement”) dated July 16, 2004 by and among Verticalnet, Acquisition Sub and B2eMarkets. Pursuant to the terms of the Merger Agreement, B2eMarkets was merged with and into Acquisition Sub on July 19, 2004, with Acquisition Sub being the surviving corporation. Thereafter, Acquisition Sub changed its name to Verticalnet Employees II.

Pursuant to the Merger Agreement, Verticalnet agreed to issue an aggregate amount of 5,100,000 shares of common stock, valued on the date of closing at approximately $6.6 million, and a promissory note (the “Promissory Note”) in the principal amount of $5,925,603 to the holders of shares of preferred stock of B2eMarkets. The Promissory Note accrues interest at the rate of 8% per annum. Half of the outstanding principal amount of the Promissory Note is payable on July 16, 2007 and the remaining outstanding principal amount and interest earned thereon is payable on July 16, 2008. Subject to approval by Verticalnet’s shareholders, the Promissory Note is convertible into 2,949,204 shares of Verticalnet common stock, at which point either Verticalnet or the noteholders can require the conversion of the Promissory Note into Verticalnet common stock.

A copy of the B2eMarkets Merger Agreement is incorporated herein by reference. The above description is not intended as a substitute for reading the attached agreements.

B2eMarkets has its headquarters in Rockville, MD, and an office in San Jose, CA. B2eMarkets’ business consists of the development of an eSourcing software suite which includes strategy formulation, negotiation management, contract management and compliance, and performance management. As a result of the merger, Verticalnet acquired all of the assets of B2eMarkets, including B2eMarkets’ eSourcing software suite and all plant, equipment and other physical property that B2eMarkets used in its business. Verticalnet intends to use the plant, equipment and other physical property of B2eMarkets consistent with its long-term business objectives.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Consolidated Financial Statements of B2eMarkets:

Independent Auditor’s Report

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Shareholder’s Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

(b) Pro Forma Condensed Consolidated Financial Statements (unaudited):

Basis of Presentation

Pro Forma Condensed Consolidated Balance Sheet

Pro Forma Consolidated Statement of Operations

Notes to Pro Forma Condensed Consolidated Financial Statements

(c) Exhibits.

Exhibit No.	Exhibit
2.1	Agreement of Merger, by and among Verticalnet, Inc., Popcorn Acquisition Sub., Inc. and B2eMarkets, Inc. dated July 16, 2004. (1)

4.1	Form of Registration Rights Agreement by and among Verticalnet, Inc. and certain former stockholders of B2eMarkets, Inc. dated July 16, 2004. (1)

4.2	Convertible Promissory Note dated July 16, 2004 from Verticalnet, Inc. to FBR Investment Management, Inc. (1)

23.1	Consent of Ernst & Young LLP *

99.1	Press release dated July 19, 2004. (2)

*	Filed herewith
(1)	Filed as an exhibit to the registrant’s report on Form 8-K dated August 3, 2004.
(2)	Filed as an exhibit to the registrant’s report on Form 8-K dated July 21, 2004.

Report of Independent Auditors

Board of Directors

B2eMarkets, Inc.

We have audited the accompanying consolidated balance sheets of B2eMarkets, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of B2eMarkets, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/S/    ERNST & YOUNG LLP

McLean, Virginia

July 19, 2004

B2eMarkets, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,		June 30, 2004
	2002	2003
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,124	$1,743	$698
Accounts receivable, net	1,776	1,436	755
Prepaid expenses and other current assets	102	192	185

Total current assets	7,002	3,371	1,638

Restricted cash	640	619	—
Property and equipment, net	1,838	650	518
Capitalized software, net	696	135	90
Goodwill	—	2,536	2,550
Intangible assets, net	—	500	462
Other assets	94	22	19

Total assets	$10,270	$7,833	$5,277

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$2,699	$2,151	$1,733
Deferred revenue	3,614	4,212	4,344
Deferred rent	235	154	11
Obligations under capital lease, current portion	788	—	—

Total current liabilities	7,336	6,517	6,088
Long-term debt	590	590	—
Obligations under capital lease, net of current portion	210	—	—
Other liabilities	44	44	1
Redeemable Convertible Preferred Stock Series A, B, C and C-3: $0.01 par value	63,807	—	—
Redeemable Convertible Preferred Stock New Series A and B: $0.01 par value	—	34,664	37,074
Warrants to purchase Series C-3 Convertible Preferred Stock	813	—	—

Stockholders’ deficit:
Common stock, $0.0001 par value; 90,000,000, 62,851,454 and 62,851,454 shares authorized; 1,986,826, 2,158,921 and 2,363,271 shares issued and outstanding at December 31, 2002, December 31, 2003 and June 30, 2004, respectively	1	—	—
Additional paid-in capital	—	38,053	36,685
Accumulated other comprehensive income (loss)	(68)	114	129
Accumulated deficit	(62,463)	(72,149)	(74,700)

Total stockholders’ deficit	(62,530)	(33,982)	(37,886)

Total liabilities and stockholders’ deficit	$10,270	$7,833	$5,277

See accompanying notes.

B2eMarkets, Inc.

Consolidated Statements of Operations

(in thousands)

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
			(Unaudited)
Revenues	$5,105	$8,108	$3,138	$3,883
Cost of revenues	3,940	4,357	1,702	1,746

	1,165	3,751	1,436	2,137
Operating expenses:
Product development	3,775	3,457	2,126	1,836
Sales and marketing	4,829	3,573	2,162	1,517
General and administrative	6,612	3,794	2,219	1,332

Total operating expenses	15,216	10,824	6,507	4,685

Operating loss	(14,051)	(7,073)	(5,071)	(2,548)
Interest expense	(191)	(40)	(27)	(6)
Interest income	143	17	5	3

Net loss	$(14,099)	$(7,096)	$(5,093)	$(2,551)

See accompanying notes.

B2eMarkets, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

(in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2001	1,962,205	$1	$—	$1	$(44,781)	$(44,779)
Comprehensive loss:
Net loss	—	—	—	—	(14,099)	(14,099)
Currency translation adjustment	—	—	—	(8)	—	(8)
Unrealized gain on marketable securities	—	—	—	(61)	—	(61)

Total comprehensive loss						(14,168)
Issuance of warrants	—	—	5	—	—	5
Exercise of options and warrants	24,621	—	8	—	—	8
Accretion on preferred stock and related dividends	—	—	(13)	—	(3,583)	(3,596)

Balance at December 31, 2002	1,986,826	1	—	(68)	(62,463)	(62,530)
Comprehensive loss:
Net loss	—	—	—	—	(7,096)	(7,096)
Currency translation adjustment	—	—	—	182	—	182

Total comprehensive loss						(6,914)
Accretion on preferred stock and related dividends prior to recapitalization of equity	—	—	—	—	(2,590)	(2,590)
Recapitalization of equity	(1,986,826)	(1)	37,262	—	—	37,261
Accretion on preferred stock and related dividends subsequent to recapitalization of equity	—	—	(1,699)	—	—	(1,699)
Conversion of preferred stock to common stock	2,158,921	—	2,490	—	—	2,490

Balance at December 31, 2003	2,158,921	—	38,053	114	(72,149)	(33,982)
Comprehensive loss:
Net loss - (unaudited)	—	—	—	—	(2,551)	(2,551)
Currency translation adjustment - (unaudited)	—	—	—	15	—	15

Total comprehensive loss - (unaudited)						(2,536)
Accretion on preferred stock and related dividends - (unaudited)	—	—	(1,379)	—	—	(1,379)
Issuance of stock as consideration for acquisition - (unaudited)	200,000	—	10	—	—	10
Exercise of stock options - (unaudited)	4,350	—	1	—	—	1

Balance at June 30, 2004 - (Unaudited)	2,363,271	—	$36,685	$129	$(74,700)	$(37,886)

See accompanying notes.

B2eMarkets, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
			(Unaudited)
Operating activities
Net loss	$(14,099)	$(7,096)	$(5,093)	$(2,551)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,278	2,327	974	445
Allowance for doubtful accounts	13	9	70	—
Warrant-related expenses	5	—	—	—
Changes in operating assets and liabilities, net of effects from business combination:
Accounts receivable	(854)	166	582	681
Prepaid expenses and other assets	416	(18)	(325)	9
Restricted cash	(640)	20	20	619
Accounts payable, accrued expenses and other liabilities	1,279	(1,025)	216	(459)
Deferred revenue	2,711	464	467	132
Deferred rent	(54)	(81)	(36)	(143)

Net cash used in operating activities	(8,945)	(5,234)	(3,125)	(1,267)

Investing activities
Sale of marketable securities	5,513	—	—	—
Acquisition of business, net of cash acquired	—	(144)	(144)	—
Expenditures for capitalized software	(735)	(307)	(133)	—
Purchase of property and equipment	(336)	(220)	(314)	(12)

Net cash provided by (used in) investing activities	4,442	(671)	(591)	(12)

Financing activities
Net payments of long-term debt	(543)	—	—	(590)
Payment on capital lease obligations (net of gain on termination)	(713)	(247)	(278)	—
Proceeds from issuance of New Series A Convertible Preferred Stock	—	2	—	—
Proceeds from issuance of New Series B Convertible Preferred Stock	—	2,587	—	808
Proceeds from issuance of Series C Convertible Preferred Stock	4,927	—	—	—
Proceeds from issuance of common stock	8	—	—	1

Net cash provided by (used in) financing activities	3,679	2,342	(278)	219

Effect of exchange rates on cash	(61)	182	127	15

Net decrease in cash and cash equivalents	(885)	(3,381)	(3,867)	(1,045)
Cash and cash equivalents at beginning of year	6,009	5,124	5,124	1,743

Cash and cash equivalents at end of period	$5,124	$1,743	$1,257	$698

Supplemental disclosure of cash flow information
Interest paid	$148	$40	$27	$5

Supplemental disclosure of noncash investing and financing transactions
Issuance of New Series B Convertible Preferred Stock to acquire Adaptivetrade	$—	$—	$—	$222

Issuance of Redeemable New Series A Convertible Preferred Stock to acquire Diligent	$—	$2,889	$2,889	$—

Increase in permanent equity through recapitalization transaction	$—	$37,261	$37,261	$—

Conversion of preferred stock to common stock	$—	$3,022	$—	$—

See accompanying notes.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

1. Organization

B2eMarkets, Inc. (“B2eMarkets”, “B2e” or the “Company”) was incorporated on February 26, 1999 under the laws of the state of Delaware. B2eMarkets helps companies achieve and sustain lowest total cost of ownership on purchased goods and services through its software and services solutions. B2e provides solutions to capture and encapsulate sourcing knowledge into a defined sourcing strategy, execute on that strategy, and measure ongoing performance and compliance through defined key performance indicators.

The Company’s operations are subject to certain risks and uncertainties, including the subjectivity of the Company’s services to rapid technologies change; current and potential competitors with greater financial, technological, production, and marketing resources; dependence upon key members of the management team; and the availability of additional capital financing on terms acceptable to the Company.

Since inception, the Company has incurred and continues to incur operating losses. The Company’s operations have historically been funded through proceeds from the issuance of debt and equity securities (see Notes 5 and 6). These funds have been utilized for product development, consulting services, client support, sales, marketing, and administrative expenditures. The Company has a negative working capital balance, negative cash flows from operations, and an accumulated deficit. However, on July 19, 2004, the Company was acquired by Verticalnet, Inc. (“Verticalnet”) (see Note 12).

2. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of B2eMarkets, Inc. and its wholly owned subsidiaries, B2eMarkets B.V., B2eMarkets UK Limited, B2eMarkets France S.A.R.L., B2e Contract Management, Inc. and B2e Sourcing Optimization, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of June 30, 2004, the consolidated statements of operations and cash flows for the six months ended June 30, 2003 and 2004 and the consolidated statement of stockholders’ deficit for the six months ended June 30, 2004 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position, results of operations and its cash flows for the six months ended June 30, 2003 and 2004. The results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004. All references to June 30, 2004 or to the six months ended June 30, 2003 and 2004 in the notes to the consolidated financial statements are unaudited.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company provides support services to its clients. The Company’s clients are located primarily throughout the United States and Europe. The Company requires no collateral but performs ongoing credit evaluations of its clients.

The Company’s operations are subject to significant risks and uncertainties, including competitive, financial, developmental, operational, financing, technological, regulatory, and other risks associated with an emerging business.

The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in the United States and Europe, and the Company’s policy is designed to limit exposure to any one institution. The Company’s periodic evaluations of the relative credit standing of these financial institutions are considered in the Company’s investment strategy.

With respect to accounts receivable, the Company performs ongoing evaluations of its customers, generally grants uncollateralized credit terms to its customers, and maintains an allowance for doubtful accounts based on historical experience and management’s expectations of future losses.

Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosures, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans using the fair value method.

The Company has chosen to account for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and its related interpretations. In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, which provides guidance on how to transition from the intrinsic value method of accounting for employee stock-based compensation under APB No. 25 to the fair value method of accounting under SFAS No. 123, if a company so elects, and provides for certain disclosure requirements. In 2002, the Company adopted the disclosure requirements of SFAS No. 148. The adoption of these disclosure requirements had no impact on the Company’s results of operations or financial position.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

No stock-based compensation cost related to option grants to employees has been reflected in net loss, as all options granted have had an exercise price equal to the fair market value of the underlying equity security on the date of grant. The following illustrates the effect on net loss for the years ended December 31, 2003 and 2002 if the Company had applied the fair value method under SFAS No. 123:

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
			(unaudited)
Net loss, as reported	$(14,099)	$(7,096)	$(5,093)	$(2,551)
Add: Noncash stock compensation included in reported net loss	—	—	—	—
Deduct: Total employee noncash stock compensation expense determined under fair value-based method for all awards	(117)	(115)	(1)	(59)

Pro forma net loss	$(14,216)	$(7,211)	$(5,094)	$(2,610)

In accordance with SFAS No. 123, the fair value of the options granted was estimated at the grant date using the minimum value model with the following assumptions:

	December 31,		June 30, 2004
	2002	2003
			(unaudited)
Risk-free interest rate	5.50%	5.00%	4.00%
Dividend yield	0%	0%	0%
Expected term	5 years	5 years	5 years

The effect of applying SFAS No. 123 on the pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

Revenue Recognition and Deferred Revenue

The Company’s revenues are derived primarily from software subscription services sold on a hosted basis and professional services. The Company generally recognizes revenues when all the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed and determinable, and (4) collectibility is probable. Revenues generally consist of multi-element arrangements, which include hosted services, setup services, and professional consulting services. The Company accounts for those arrangements under Emerging Issues Task Force (EITF) No. 00-3. Hosted services revenues are recognized over the term of the service agreement. Setup fee revenues are recognized over the expected customer life. Professional services revenues, which are substantially time and materials related, consist of training, implementation and installation services and are recognized as the services are provided.

For sales that offer future discounts, revenues are deferred in amounts equal to the discount and subsequently recognized over the period in which discounted services are provided.

Advance payments are recorded as deferred revenue until the services are delivered or obligations are met. Deferred revenue represents the difference between amounts invoiced and amounts recognized as revenues.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

At December 31, 2003 and December 31, 2002, approximately $619,000 and $640,000, respectively, of cash were classified as restricted cash on the consolidated balance sheets. As of December 31, 2003 and 2002, $619,000 was related to a compensating balance arrangement associated with a debt facility (see Note 5). As of December 31, 2002, approximately $20,000 served as collateral for a letter of credit furnished by a bank pursuant to an equipment lease, which expired during 2003. At June 30, 2004, $0 (unaudited), of cash was classified as restricted cash on the consolidated balance sheets.

Fair Value of Financial Instruments

The consolidated balance sheets include various financial instruments, primarily cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt. The carrying values of these financial instruments approximate their fair values.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

Property and Equipment

The Company’s property and equipment consist primarily of equipment and leasehold improvements. These assets are recorded at cost. Maintenance and repair costs are expensed as incurred. Fixed assets are depreciated on a straight-line basis over their estimated useful lives, generally ranging from three years for computer equipment to seven years for furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives, or the life of the lease, whichever is shorter.

Capitalized Software

Management intends on selling its developed software licenses in future periods and, as a result, accounts for software development costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. SFAS No. 86 provides that software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. For the years ended December 31, 2003 and 2002, the Company capitalized approximately $307,000 and $735,000 of software development costs, respectively. The Company amortizes the capitalized amounts over a two-year period. Amortization expense of software amounted to $469,000 and $754,000 for the years ended December 31, 2003 and 2002, respectively. Additionally, as a result of the acquisition of Diligent Software Systems, Inc. (Diligent) (see Note 3), the Company charged $399,000 to expense to write down certain software previously capitalized by the Company to its net realizable value.

Intangible Assets

Intangible assets (see Note 3) are amortized using the straight-line method over the following estimated useful lives of the assets:

Acquired technology	2 years
Contracts and customer lists	2 years

Impairment of Goodwill and Intangibles

In 2001, the FASB issued SFAS No. 141, Business Combinations (SFAS 141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 was effective for the Company for purchase business combinations consummated after June 30, 2001 (see Note 3). The Company has chosen September 30 as the date to perform its annual impairment analysis. There was no impairment for goodwill or intangibles during 2002 or 2003.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by future discounted cash flows compared to the carrying amount of the asset. No such impairment existed at December 31, 2003 and 2002 or at June 30, 2004 (unaudited).

Income Taxes

The Company recognizes deferred taxes using the liability approach pursuant to which deferred income taxes are calculated based on the differences between the financial and tax bases of assets and liabilities based upon enacted tax laws and rates applicable to the periods in which the taxes become payable. The Company provides a valuation allowance against deferred tax assets, if necessary, based on a number of factors, including available objective evidence.

Significant Customers

For the years ended December 31, 2003 and 2002, one customer accounted for approximately 17% and 40% of revenues, respectively. Additionally, two customer balances accounted for approximately 62% and 60% of the accounts receivable balance as of December 31, 2003 and 2002, respectively.

Advertising Costs

Costs incurred for advertising are charged to expense as incurred. Advertising expense amounted to $0 and $19,376 for the years ended December 31, 2003 and 2002, respectively.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. In accordance with SFAS No. 52, Foreign Currency Translation, all assets and liabilities in the balance sheets of entities whose functional currency is a currency other than the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows: (1) asset and liability accounts at year-end rates, (2) statement of operations accounts at exchange rates approximating the rate in effect on the date recognized, and (3) stockholders’ deficit accounts at historical exchange rates.

Translation gains or losses are recorded in stockholders’ deficit and transaction gains and losses are reflected in net loss, including the unrealized foreign exchange gains and losses on long-term intercompany advances that are expected to be settled in the foreseeable future.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

Comprehensive Loss

Comprehensive loss includes net loss, combined with unrealized gains and losses not included in operations and reflected as a separate component of stockholders’ deficit.

Recent Accounting Pronouncements

In November 2002, the EITF published Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21), which addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF 00-21 is effective for the Company for revenue arrangements entered into beginning on January 1, 2004. The Company is analyzing the provisions of EITF 00-21 and has yet to determine if the adoption of EITF 00-21 will have a material impact on its 2004 consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). SFAS 150 requires that an issuer classify certain financial instruments as a liability because they embody an obligation of the issuer. The remaining provisions of SFAS 150 revise the definition of a liability to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. The provisions of this statement require that any financial instruments that are mandatorily redeemable on a fixed or determinable date or upon an event certain to occur be classified as liabilities. The Company’s redeemable convertible preferred stock may be converted into common stock at the option of the stockholder and, therefore, it will not be classified as a liability under the provisions of SFAS 150.

3. Business Combination

Adaptivetrade, Inc.

On February 27, 2004, the Company executed an Asset Purchase Agreement and completed the acquisition of substantially all the assets of Adaptivetrade, Inc. (Adaptive). The Company had previously utilized software technology and consulting services of Adaptive to provide optimization solutions to its customers through a reseller agreement since March of 2002. The assets of Adaptive, including its intellectual property, were acquired by B2e Sourcing Optimization, Inc., a wholly owned subsidiary of B2eMarkets, Inc., in exchange for 200,000 shares of B2eMarkets, Inc. Series B Preferred Stock and 200,000 shares of B2eMarkets, Inc. Common Stock, such shares in total representing approximately 1.2% of the fully diluted shares of the Company.

The acquisition was accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated statements of operations since the effective date of the acquisition. The fair value attributed to the identifiable intangible assets acquired included $120,000 in acquired technology and $50,000 in non-compete agreements. The excess of the purchase price consideration over the amount attributable to assets acquired and liabilities assumed of $14,000 was recorded as goodwill.

Diligent Software Systems, Inc.

In May 2003, the Company executed an Asset Purchase Agreement and completed the acquisition of substantially all the assets of Diligent. Diligent provided contract management and negotiation software and services to its customers prior to the acquisition. The assets of Diligent, including its intellectual property, were acquired by B2e Contract Management, Inc., a wholly owned subsidiary of B2eMarkets, Inc., in exchange for 2,600,000 shares of B2eMarkets, Inc. Series A Preferred Stock valued at $2,889,113, the assumption by B2eMarkets of net liabilities of approximately $209,008 and transaction costs of approximately $144,252 for total purchase price consideration of $3,242,373. The Company purchased Diligent to acquire existing client relationships and certain technologies.

The acquisition was accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated statements of operations since the effective date of the acquisition. The fair value attributed to the identifiable intangible assets acquired included $242,468 in customer lists and $463,460 in acquired technology. The excess of the purchase price consideration over the amount attributable to assets acquired and liabilities assumed of $2,536,445 was recorded as goodwill. Amortization expense associated with identifiable intangible assets was $205,895 during the year ended December 31, 2003.

4. Balance Sheet Details

Accounts receivable, net consists of the following (in thousands):

	December 31,		June 30, 2004
	2002	2003
			(unaudited)
Accounts receivable – trade	$1,806	$1,475	$794
Less: Allowance for doubtful accounts	(30)	(39)	(39)

	$1,776	$1,436	$755

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

Property and equipment, net consists of the following (in thousands):

	December 31		June 30, 2004
	2002	2003
			(unaudited)
Computer equipment and internal-use software	$4,550	$2,736	$2,789
Office equipment and furniture	524	547	553
Leasehold improvements	105	124	125

	5,179	3,407	3,467
Less accumulated depreciation and amortization	(3,341)	(2,757)	(2,949

	$1,838	$650	$518

Depreciation and amortization expense for the years ended December 31, 2002 and 2003 and the six months ended June 30, 2003 and 2004 was $1,524,00, $1,254,000, $663,000 (unaudited), and $194,000 (unaudited) respectively.

5. Debt

On December 1, 2002, the Company obtained a $600,000 line of credit from a bank to be used to repay the balance of the existing bank line of credit with a former bank. The Company borrowed $590,000 under this line of credit. Interest is payable at the prime rate (4.00% and 5.25% at December 31, 2003 and 2002, respectively) per annum. Interest payments are due monthly and the principal is due in a lump sum on December 31, 2005. The bank line of credit is collateralized by a cash account with a value not less than 105% of the then outstanding principal balance of the term debt. This cash account was a money market fund of $619,000 as of December 31, 2003 and is classified as restricted cash on the balance sheet. As of December 31, 2003, the Company had an unpaid principal balance of $590,000 and accrued interest of $2,000. In March 2004, the Company fulfilled the obligations on the line of credit in full.

During 2002, the Company issued a warrant to purchase 26 shares of the Company’s Series A Preferred stock with an exercise price of $40 per share after giving effect to the May 2003 recapitalization in conjunction with the bank line of credit. The warrant is exercisable for a period of 10 years from the date of issuance. The value of the warrant was insignificant.

As of December 31, 2003, principal maturities of debt are scheduled to be repaid as follows, although the full amount was paid during March 2004 (in thousands):

2004	$—
2005	590

$590

6. Redeemable Convertible Preferred Stock

			Issued and Outstanding
	Per share liquidation value		December 31,		June 30, 2004
Preferred Class		Authorized	2002	2003
					(unaudited)
Series A	$2.69	1,021,355	204,271	—	—
Series B	$6.00	17,003,407	3,400,681	—	—
Series C	$2.27	157,300,000	18,842,500	—	—
Series C-3	$3.07	11,275,202	2,505,600	—	—

		186,599,964	24,953,052	—	—

New Series A	$1.47	49,786,730	—	21,832,452	21,832,452
New Series B	$1.45	4,834,818	—	1,847,186	2,624,531

		54,621,548	—	23,679,638	24,456,983

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

Recapitalization

In May 2003, the Company completed a recapitalization of is equity structure. All classes of preferred stock were converted into Redeemable New Series A Convertible Preferred Stock (the New Series A Preferred Stock). After recapitalization, the Company had 21,391,165 shares of New Series A Preferred Stock, which had a preference value of $1.40 per share. All dividends accrued prior to the recapitalization were eliminated as part of the recapitalization. The excess of the carrying value of the preferred stock prior to the recapitalization over the redemption value of the New Series A Preferred Stock was reclassified to additional paid-in capital.

New Series A Preferred Stock

The New Series A Preferred Stock has a cumulative dividend of 8% per annum, which is to be paid in cash, unless at least a majority of the holders of the New Series A Preferred Stock consent to such dividends being paid in securities of the Company. At December 31, 2003 and June 30, 2004, the Company had accrued $1,461,000 and $2,661,000, respectively, of unpaid dividends, which are included in the carrying value of the New Series A Preferred Stock. The New Series A Preferred Stock has full voting rights, and the holders vote separately as a class as to certain rights set forth in the Company’s Amended and Restated Certificate of Incorporation (the Certificate) and the Recapitalization Agreement and its related agreements.

Upon a Liquidation Event, as defined, the holders of the New Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other class or series of stock, excepting only the New Series B Preferred Stock, an amount equal to $1.40 per share for each share of New Series A Preferred Stock then held, plus all unpaid accumulated dividends.

Each share of New Series A Preferred Stock is convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The New Series A Preferred Stock will be automatically converted into shares of common stock, at the then effective New Series A Conversion Price (as defined in the Certificate), immediately upon an Automatic Conversion Event. The shares of New Series A Preferred Stock are redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the New Series A Preferred Stock, voting as a single class, that all, or any portion of, the New Series A Preferred Stock shall be redeemed.

New Series B Preferred Stock

In July 2003, the Company raised $2.6 million, net of issuance costs of $11,635, through the sale of Redeemable New Series B Convertible Preferred Stock (the “New Series B Preferred Stock”). The shares of New Series B Preferred Stock have certain voting, anti-dilutive, redemption, liquidation and other rights as defined in the New Series B Preferred Stock Purchase Agreement.

In March 2004, the Company raised an additional $808,000 through the sale of Redeemable New Series B Preferred Stock under terms provided for as part of the July 2003 New Series B Preferred Stock financing.

The New Series B Preferred Stock has a cumulative dividend of 8% per annum, which is to be paid in cash, unless at least a majority of the holders of the New Series B Preferred Stock consent to such dividends being paid in securities of the Company. At December 31, 2003 the Company had accrued $99,000 and $277,000, respectively, of unpaid dividends, which are included in the carrying value of the New Series B Preferred Stock. The New Series B Preferred Stock has full voting rights, and the holders vote separately as a class as to certain rights set forth in the Certificate and its related agreements.

Upon a Liquidation Event, as defined, the holders of the New Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other class or series of stock, an amount equal to $1.40 per share for each share of New Series B Preferred Stock then held, plus all unpaid accumulated dividends.

Under the terms of the New Series B Preferred Stock agreements, each holder of New Series A Preferred Stock could choose to invest their pro rata share, or any portion thereof, in the New Series B Financing or, in accordance with the agreements, all or a proportionate share of their New Series A Preferred Stock would convert into shares of common stock. 2,158,921 shares of New Series A Preferred Stock were converted to an equal number of common shares pursuant to this provision of the New Series B Preferred Stock agreements.

Each share of New Series B Preferred Stock is convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The New Series B Preferred Stock will be automatically converted into shares of common stock, at the then effective New Series B Conversion Price, as defined in the Certificate, immediately upon an Automatic Conversion Event, as defined. The shares of New Series B Preferred Stock are redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the New Series B Preferred Stock, voting as a single class, that all, or any portion of, the New Series B Preferred Stock shall be redeemed.

Series A Convertible Preferred Stock

In May 1999, the Company raised $550,000 through the issuance of 204,271 shares of Series A Convertible Preferred Stock (the Series A Preferred Stock). The offering price of these shares was $2.6925 per share. The Series A Preferred Stock had a noncumulative 10% dividend rate and was payable only when, as and, if declared by the Board of Directors. The dividends may be paid in cash or securities of the Company, at the option of the Company. The Series A Preferred Stock had voting rights equal to those provided to the holders of the common stock, and voted separately as a class as to certain rights set forth in the Certificate. In May 2003, all then-outstanding shares of Series A Preferred Stock were converted to New Series A Preferred Stock at a rate of 0.5 shares of New Series A Preferred Stock for each share of Series A Preferred Stock.

Upon a Liquidation Event, the holders of the Series A Preferred Stock were entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, an amount equal to $2.6925 per share for each share of Series A Preferred Stock then held, plus a further amount equal to all declared but unpaid dividends on such shares.

Each share of Series A Preferred Stock was convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The Series A Preferred Stock was to be automatically converted into shares of common stock, at the then effective Series A Conversion Price (as defined in the Certificate), immediately upon: (i) the closing of the Company’s initial public offering where the offering price of the common stock is not less than $8.00 per share with aggregate proceeds of at least $30,000,000, (ii) a sale of all the outstanding shares of the Company for cash at a price per share of not less than the Series C-1 Liquidation Amount (as defined in the Certificate) on an as-converted per share basis, or (iii) the merger of the Company with another entity in which (A) the Company’s common stock is valued at not less than the Series C-1 Liquidation Amount on an as-converted per share basis, (B) the holders of the Company’s common stock receive shares listed on the NASDAQ National Market or other comparable exchange, or (C) the merger partner’s shares are sufficiently liquid in the marketplace,

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

as determined by a majority of the holders of the Series C Preferred Stock (as defined below), voting together as a single class (each of (i), (ii), and (iii), an Automatic Conversion Event). In the event that less than 25% of the Series A Preferred Stock that was issued and outstanding as of the Series C Issue Date (as defined in the Certificate) was issued and outstanding, the remaining shares of Series A Preferred Stock would be automatically converted into shares of common stock at the then effective Series A Conversion Price at the election of the holders of at least 50% of the then-outstanding Series A Preferred Stock, Series B Preferred Stock (as defined below), and Series C Preferred Stock, voting together as a single class.

The shares of Series A Preferred Stock were redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, that all, or any portion of, the Series A Preferred Stock shall be redeemed.

Series B Convertible Preferred Stock

In November 1999, the Company raised an additional $13,400,000, net of issuance costs of $35,476, through the issuance of 3,400,681 shares of Series B Convertible Preferred Stock (the Series B Preferred Stock). The offering price of the Series B Preferred Stock was $3.9595 per share. The Series B Preferred Stock had a cumulative dividend of 8% per annum, which was to be paid in cash, unless at least a majority of the holders of Series B Preferred Stock consent to such dividends being paid in securities of the Company. The Series B Preferred Stock had voting rights equal to those provided to the holders of the common stock, and voted separately as a class as to certain rights set forth in the Certificate and the Series B Stock Purchase Agreement and its related agreements. In May 2003, all then-outstanding shares of Series B Preferred Stock were converted to New Series A Preferred Stock at a rate of 0.5 shares of New Series A Preferred Stock for each share of Series B Preferred Stock.

Upon a Liquidation Event, the holders of the Series B Preferred Stock were entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A Preferred Stock or common stock, an amount equal to $3.9595 per share for each share of Series B Preferred Stock then held, plus all unpaid accumulated dividends. During 2003 and prior to the conversion of the Series B Preferred Stock to New Series A Preferred Stock, the Company accrued dividends of $422,026. At December 31, 2002, the Company had accrued $3,411,133 of unpaid dividends.

Each share of Series B Preferred Stock was convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The Series B Preferred Stock was to be automatically converted into shares of common stock, at the then effective Series B Conversion Price (as defined in the Certificate), immediately upon an Automatic Conversion Event. The shares of Series B Preferred Stock were redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the Series B Preferred Stock, voting as a single class, that all, or any portion of, the Series B Preferred Stock shall be redeemed.

Series C Convertible Preferred Stock

During 2001, the Company raised an additional $25,200,000, net of issuance costs of $156,873, through the issuance of 12,617,500 shares of Series C-1 and Series C-2 Redeemable Convertible Preferred Stock (the Series C Preferred Stock). Additionally, the Company converted the outstanding balance and accrued interest of $11,850,000 and $600,000, respectively, of convertible notes into Series C Preferred Stock. The offering price of the Series C Preferred Stock was $2.00 per share. The Series C Preferred Stock had a cumulative dividend of 8% per annum, which is to be paid in cash, unless at least a majority of the holders of the Series C Preferred Stock consent to such dividends being paid in securities of the Company. The Series C Preferred Stock had voting rights equal to those provided to the holders of the common stock, and vote separately as a class as to certain rights set forth in the Certificate and the Series C Stock Purchase Agreement and its related agreements. In May 2003, all then-outstanding shares of Series C Preferred Stock were converted to New Series A Preferred Stock at a rate of one share of New Series A Preferred Stock for each share of Series C-1 Redeemable Convertible Preferred Stock and 0.5 shares of New Series A Preferred Stock for each share of Series C-2 Redeemable Convertible Preferred Stock.

Upon a Liquidation Event, the holders of the Series C Preferred Stock were to be equivalent to Series B Preferred Stockholders and would be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, or common stock, an amount equal to $2.00 per share for each share of Series C Preferred Stock then held, plus all unpaid accumulated dividends. During 2003 and prior to the conversion of the Series C Preferred Stock to New Series A Preferred Stock, the Company accrued dividends of $1,181,141. At December 31, 2002, the Company had accrued $5,222,900 of unpaid dividends.

Each share of Series C Preferred Stock was convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The Series C Preferred Stock was to be automatically converted into shares of common stock, at the then effective Series C Conversion Price (as defined in the Certificate), immediately upon an Automatic Conversion Event. The shares of Series C Preferred Stock are redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the Series C Preferred Stock, voting as a single class, that all, or any portion of, the Series C Preferred Stock shall be redeemed.

Series C-3 Convertible Preferred Stock and Series C-3 Warrants

In August 2002, the Company raised an additional $4,900,000, net of issuance costs of $75,628, through the issuance of 2,505,600 shares of Series C-3 Convertible Preferred Stock (the Series C-3 Preferred Stock). In addition, 672,768 warrants (the Series C-3 Warrants) to purchase additional Series C-3 Preferred Stock shares were issued to the investors and were exercisable at any time after issuance. The Company allocated $3,950,475 of the proceeds from this offering to the Series C Preferred Stock and $1,060,725 to the Series C-3 Warrants based upon their relative fair value. The Company recorded a beneficial conversion feature associated with the issuance of the Series C-3 Preferred Stock of $1,060,725 and a beneficial conversion feature of $284,811 associated with the Series C-3 Warrants. In May 2003, all then-outstanding shares of Series C-3 Preferred Stock were converted to New Series A Preferred Stock at a rate of 1.5 shares of New Series A Preferred Stock for each share of Series C-3 Preferred Stock and the warrants to purchase additional Series C-3 Preferred Stock were cancelled.

The offering price of the Series C-3 Preferred Stock was $2.00 per share. The Series C-3 Preferred Stock has a cumulative dividend of 8% per annum, which is to be paid in cash, unless at least a majority of the holders of Series C-3 Preferred Stock consent to such dividends being paid in securities of the Company. The Series C-3 Preferred Stock had voting rights equal to those provided to the holders of the common stock, and voted separately as a class as to certain rights set forth in the Certificate and the Series C-3 Stock Purchase Agreement and its related agreements.

Upon a Liquidation Event, the holders of the Series C-3 Preferred Stock were entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C-1 or Series C-2, or common stock, an amount equal to $3.00 per share for each share of Series C-3 Preferred Stock then held, plus all unpaid accumulated dividends. During 2003 and prior to the conversion of the Series C-3 Preferred Stock to New Series A Preferred Stock, the Company accrued dividends of $157,063. At December 31, 2002, the Company had accrued $167,038 of unpaid dividends.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

Each share of Series C-3 Preferred Stock is convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The Series C-3 Preferred Stock will be automatically converted into shares of common stock, at the then effective Series C-3 Conversion Price (as defined in the Certificate), immediately upon an Automatic Conversion Event. The shares of Series C-3 Preferred Stock are redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the Series C-3 Preferred Stock, voting as a single class, that all, or any portion of, the Series C-3 Preferred Stock shall be redeemed.

7. Common Stock

In May 2003, the Company completed a recapitalization of its equity structure. All common stock was converted into New Series A Preferred Stock at a rate of 0.05 shares of New Series A Preferred Stock for each then-outstanding share of common stock. In July 2003, 2,158,921 shares of New Series A Preferred Stock were converted to an equal number of shares of common stock pursuant to the provisions of the New Series B Preferred Stock agreements (see Note 6). The carrying value of the 2,158,921 shares of New Series A Preferred Stock at the conversion date was $3,022,489. The $3,022,274 excess carrying value of the New Series A Preferred Stock over the par value of the common stock was recorded as additional paid-in capital upon conversion.

8. Stock Options and Warrants

The Company has established the 1999 Long-Term Incentive Plan and the 2003 Long-Term Incentive Plan (the Plans) for granting stock options to employees, officers, and directors. The options are granted at or above the estimated fair market value of the Company’s stock and expire no later than 10 years from the date of grant. The options are exercisable in accordance with vesting schedules that generally provide for them to be fully exercisable four years after the date of grant. As of December 31, 2003 and 2002, the Company had 4,295,500 and 5,949,850 shares, respectively, of common stock, and 355,350 and 0 shares, respectively, of New Series A Preferred stock reserved for options pursuant to the Plan.

The exercise prices are equal to or exceed the estimated fair market value of the common stock as determined by the Board of Directors on the grant dates. The options expire at various dates through 2013. The exercise price for all options outstanding as of December 31, 2003 ranged from $0.28 to $12.00 per share. The weighted-average remaining contractual life of those options outstanding at December 31, 2003 is nine years.

A summary of the Company’s option and warrant activity related to the Company’s common stock for the two years ended December 31, 2003 is presented below:

	Number of Shares	Weighted- Average Exercise Price
Balance at December 31, 2002	244,632	$7.20
Granted	3,327,176	0.32
Exercised	(208)	12.00
Forfeited	(303,877)	0.56

Balance at December 31, 2003	3,267,723	$0.47
Granted	93,750	0.28
Exercised	(4,350)	0.28
Forfeited	(41,399)	0.44

Balance at June 30, 2004 – (unaudited)	3,315,724	$0.47

Options exercisable at end of period	2,012,755

At December 31, 2003, 1,992,287 options were exercisable at prices ranging from $0.32 to $12.00

During 2003, the Company granted 13,000 options to purchase common stock at $0.28 per share to a nonemployee in addition to payment for services rendered. The options were fully vested upon issuance. The Company deemed the value of the options to be insignificant.

During 2002, the Company granted 948 options to purchase common stock at $12.00 per share to a nonemployee in addition to payment for services rendered. The options were fully vested upon issuance. The Company valued the options at $5,134 and recorded this amount in general and administrative expenses in 2002.

During 2002 and 2003, the Company issued to one of its customers a warrant for the purchase of 5,000 shares of New Series A Preferred stock at an exercise price of $40.00 per share after giving effect to the May 2003 recapitalization (see Note 6) and a warrant to purchase 139,000 shares of common stock at an exercise price of $1.40 per share. The warrants are exercisable for a period of 10 years from the date of issuance. The Company deemed the value of the warrants to be insignificant.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

9. Income Taxes

For the years ended December 31, 2003 and 2002, there is no current provision or benefit for income taxes and the deferred tax benefits have been entirely offset by valuation allowances.

The differences between the amounts of income tax benefit that would result from applying domestic federal statutory income tax rates to the net loss and the net deferred tax assets, related to certain nondeductible expenses, state income taxes, and, most significantly, the changes in the valuation allowance.

The Company’s net deferred tax asset consists of the following:

	December 31
	2003	2002
Gross deferred tax assets:
Net operating loss	$21,232,528	$18,965,903
Deferred revenue	1,369,280	1,188,128
Start-up and organization costs	459,080	765,134
Accrued vacation	—	96,370
Depreciation and amortization	899,519	219,354
Other	135,636	107,405

	24,096,043	21,342,294
Gross deferred tax liabilities:
Capitalized software	(187,526)	(281,890)
Less valuation allowance	(23,908,517)	(21,060,404)

Net deferred tax asset	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which the net operating loss carryforwards are available. Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities, and available tax planning strategies that can be implemented by the Company in making this assessment. Based upon the projected level of historical taxable income over the periods in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a full valuation allowance.

At December 31, 2003, the Company has net operating loss carryforwards of approximately $52,400,000. The Company’s NOL carryforwards will begin to expire in tax year 2019. The timing and manner in which these net operating loss carryforwards may be utilized in any year by the Company will be limited by certain provisions of the U.S. tax code.

10. Commitments and Contingencies

Lease Commitments

Future minimum rental payments associated with noncancelable lease obligations are as follows at December 31, 2003:

	Gross Rentals Under Operating Leases	Sublease Rentals	Net Operating Leases
2004	$918,940	$(284,080)	$634,860
2005	489,006	(199,456)	289,550
2006	17,728	—	17,728
2007	—	—	—
2008 and thereafter	—	—	—

	$1,425,674	$(483,536)	$942,138

Assets recorded under capital leases aggregated $0 and $2,131,528 as of December 31, 2003 and 2002, respectively. Accumulated depreciation of assets under capital leases totaled $0 and $1,294,797 at December 31, 2003 and 2002, respectively. Depreciation of the assets under capital lease is included in depreciation and amortization expense.

Rent expense for the years ended December 31, 2003 and 2002 was $633,119 and $692,190, respectively. Rent expense is net of sublease income, which was approximately $261,745 and $151,649 as of December 31, 2003 and 2002, respectively.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

Renegotiation of Leases

In February 2004, the Company renegotiated the operating lease for its primary location, reducing its total leased space at that location and returning to the landlord certain space the Company had subleased to another tenant. The new lease extends through 2008.

Litigation

The Company is party to certain legal actions arising in the ordinary course of business. In the opinion of the Company’s management, the liability, if any, under these claims will not have a material effect on the Company’s consolidated financial position or the results of its operations.

In March 2003, the Company reached a settlement of its patent infringement litigation with FreeMarkets, Inc. (FreeMarkets). The payments to be made to FreeMarkets under this settlement have been included in the balance of accrued expenses as of December 31, 2002.

11. Employee Benefit Plan

During 2000, the Company established a contributory employee savings plan under Section 401(k) of the Internal Revenue Code, which is available to all employees. The Company may contribute discretionary amounts to individual participant accounts based on specific provisions of the plan. The Company has made no contributions since the plan’s inception.

12. Subsequent Events

Sale of Company to Verticalnet, Inc.

On July 19, 2004, the Company was merged with and into Popcorn Acquisition Sub, Inc., a wholly-owned subsidiary of Verticalnet, Inc., pursuant to an Agreement of Merger, by and among Verticalnet, Inc., Popcorn Acquisition Sub, Inc. and the Company dated July 16, 2004. Under the agreement, the holders of shares of preferred stock of the Company received an aggregate of 5.1 million shares of Verticalnet common stock and a note. The note has a face amount of $5,925,603 and is convertible at the option of Verticalnet or the noteholder into 2,949,204 shares of Verticalnet common stock if such conversion feature is approved by the shareholders of Verticalnet at its 2004 annual shareholders meeting.

PRO FORMA FINANCIAL STATEMENTS

VERTICALNET, INC.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

Tigris Corp. (Tigris) was acquired by Verticalnet on January 30, 2004 and B2eMarkets, Inc. (B2eMarkets) was acquired by Verticalnet on July 19, 2004. The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2004, and the related unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2004 and the year ended December 31, 2003, give effect to the acquisitions of Tigris and B2eMarkets, as described in Note 2 of the Notes to Pro Forma Condensed Consolidated Financial Statements, as if the transactions had occurred as of June 30, 2004 in the case of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 2003 in the case of the unaudited pro forma condensed consolidated statements of operations.

The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2004 also reflects the $3.0 million private placement completed in August 2004, as described in Note 3 of the Notes to Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma condensed consolidated financial statements have been prepared by management of Verticalnet and should be read in conjunction with Verticalnet’s historical consolidated financial statements, which have been previously filed in Verticalnet’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the period ended June 30, 2004, and the historical financial statements of B2eMarkets, which are included elsewhere in this Form 8-K/A and the historical financial statements of Tigris, which were previously filed on Form 8-K/A by Verticalnet on April 13, 2004. Since the unaudited pro forma condensed consolidated financial statements which follow are based upon the financial condition and operating results of both B2eMarkets and Tigris during periods when it was not under the control or management of Verticalnet, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed on January 1, 2003 nor is it indicative of future financial or operating results.

Verticalnet, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2004

(in thousands)

	Historical (Note 1)
	Verticalnet	B2eMarkets	August Private Placement (Note 3)	Pro Forma Adjustments (Note 2)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$6,966	$698	$3,000	$(2,430	)(a)	$8,234
Accounts receivable, net	6,181	755	—	—		6,936
Prepaid expenses and other current assets	873	185	—	—		1,058

Total current assets	14,020	1,638	3,000	(2,430)		16,228
Property and equipment, net	1,037	518	—	(143	)(c)	1,412
Goodwill	4,924	2,550	—	11,134	(b)	16,058
				(2,550	)(c)
Other intangible assets, net	3,442	552	—	3,780	(b)	7,222
				(552	)(c)
Other assets	1,078	19	—	—		1,097

Total assets	$24,501	$5,277	$3,000	$9,238		$42,017

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Current portion of long-term debt and convertible notes	$1,259	$—	$—	$—		$1,259
Accounts payable and accrued expenses	4,045	1,744	212	(11	)(c)	$5,990
Deferred revenue	1,146	4,344	—	(2,030	)(c)	3,460

Total current liabilities	6,450	6,088	212	(2,041)		10,709
Long-term debt	61	1	—	—		62
Convertible promissory notes	—	—	—	3,899	(a)	3,899

Total liabilities	6,511	6,089	212	1,858		14,669

Redeemable convertible preferred stock	—	37,074	—	(37,074	)(d)	—
Total shareholders’ equity (deficit)	17,990	(37,886)	2,788	6,569	(a)	27,347
				37,886	(d)

Total liabilities and shareholders’ equity (deficit)	$24,501	$5,277	$3,000	$9,238		$42,017

The accompanying notes are an integral part of these statements.

Verticalnet, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2003

(in thousands, except per share data)

	Historical (Note 1)			Pro Forma Adjustments (Note 2)		Pro Forma
	Verticalnet	B2eMarkets	Tigris
Revenues	$9,633	$8,108	$9,786	$—		$27,527
Cost of revenues	3,147	4,357	5,810	—		13,314

Gross profit	6,486	3,751	3,976	—		14,213

Operating expenses:
Research and development	4,070	3,457	—			7,527
Selling, general, and administrative	6,847	7,160	4,380	(83	)(k)	17,830
				(474	)(l)
Restructuring reversals	(480)	—	—	—		(480)
Stock-based compensation	544	—	—	—		544
Amortization of other intangible assets	—	206	—	1,224	(e)	2,816
				1,386	(m)

Total operating expenses	10,981	10,823	4,380	2,053		28,237

Operating loss	(4,495)	(7,072)	(404)	(2,053)		(14,024)
Interest and other expense, net	6,520	23	34	474	(f)	7,558
				507	(g)

Loss before income tax benefit	(11,015)	(7,095)	(438)	(3,034)		(21,582)
Income tax benefit	—	—	32	(32	)(n)	—

Net loss	$(11,015)	$(7,095)	$(406)	$(3,066)		$(21,582)

Net loss per share - basic and diluted	$(0.70)					$(0.96)

Weighted average common shares outstanding used in basic and diluted per share calculation (Note 4)	15,675			6,883		22,558

The accompanying notes are an integral part of these statements.

Verticalnet, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the six months ended June 30, 2004

(in thousands, except per share data)

	Historical (Note 1)			Pro Forma Adjustments (Note 2)		Pro Forma
	Verticalnet	B2eMarkets	Tigris
Revenues	$11,071	$3,883	$982	$—		$15,936
Cost of revenues	5,131	1,746	539	—		7,416

Gross profit	5,940	2,137	443	—		8,520

Operating expenses:
Research and development	2,445	1,836	—	—		4,281
Selling, general, and administrative	5,360	2,643	306	4	(o)	8,273
				(40	)(p)
Stock-based compensation	921	—	—	—		921
Amortization of other intangible assets	377	206	—	592	(h)	1,267
				92	(q)

Total operating expenses	9,103	4,685	306	648		14,742

Operating loss	(3,163)	(2,548)	137	(648)		(6,222)
Interest and other expense, net	318	3	1	237	(i)	837
				278	(j)

Net loss	$(3,481)	$(2,551)	$136	$(1,163)		$(7,059)

Net loss per share - basic and diluted	$(0.14)					$(0.24)

Weighted average common shares outstanding used in basic and diluted per share calculation (Note 4)	24,500			5,398		29,898

The accompanying notes are an integral part of these statements.

Note 1: HISTORICAL FINANCIAL STATEMENTS

The historical balances of Verticalnet, Inc. (“Verticalnet” or the “Company”) reflect the consolidated balance sheet as of June 30, 2004, and the consolidated results of operations for the year ended December 31, 2003 and six months ended June 30, 2004, as reported in the consolidated financial statements which have been previously filed in the Company’s SEC filings. The historical balances of B2eMarkets, Inc. (“B2eMarkets”) as of June 30, 2004 and for the year ended December 31, 2003 and six months ended June 30, 2004 were derived from B2eMarkets’ historical consolidated financial statements. The historical statements of operations balances of Tigris Corp (“Tigris”) represent the results for Tigris, prior to the acquisition date of January 30, 2004.

Note 2: ACQUISITIONS

B2eMarkets, Inc.

On July 19, 2004, Verticalnet, through its direct, wholly-owned subsidiary Popcorn Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), acquired B2eMarkets through a merger. The acquisition of B2eMarkets was made pursuant to an Agreement of Merger (the “Merger Agreement”) dated July 16, 2004 by and among Verticalnet, Acquisition Sub and B2eMarkets. Pursuant to the terms of the Merger Agreement, B2eMarkets was merged with and into Acquisition Sub on July 19, 2004, with Acquisition Sub being the surviving corporation. Thereafter, Acquisition Sub changed its name to Verticalnet Employees II. As a result of the merger, B2eMarkets’s wholly-owned subsidiaries, B2e Sourcing Optimization, Inc., B2e Contract Management, Inc., B2eMarkets, B.V., B2eMarkets France S.A.R.L., and B2eMarkets UK Limited (together referred to as “B2e Subsidiaries”) are now indirect, wholly-owned subsidiaries of Verticalnet.

B2eMarkets’ business consists of the development of an eSourcing software suite which includes strategy formulation, negotiation management, contract management and compliance, and performance management. The combined company, which operates under the Verticalnet® name, brings together Verticalnet’s top rated Spend Analysis and Advanced Sourcing solutions with B2eMarkets’ leading eSourcing suite. Benefits of this combination include:

•	B2eMarkets brings proven “best of breed” competence in program management, eSourcing, contract management, and performance management capabilities, which when combined with Verticalnet’s existing capabilities, provides a comprehensive suite of supply management solutions.

•	The combination of B2eMarkets and Verticalnet creates a company with increased scale from a financial, customer, and product standpoint. B2eMarkets generated approximately $8.1 million in revenues in the year ended December 31, 2003.

•	A majority of B2eMarkets’ customers operated via an on-demand software model with long-term subscription agreements. The subscription model provides Verticalnet with a more balanced software and services revenue mix and enhanced visibility of future revenues.

•	With over 35 software customers with registered users on six continents using B2eMarkets’ solutions, Verticalnet has expanded its base of software customers. In addition, the combined company has more than ten European customers in France, the United Kingdom, and Northern Europe.

•	Having been partners for the six months prior to the merger, the companies worked closely together in go-to-market efforts and in joint product planning. Prior to the merger, Verticalnet and B2eMarkets had several common customers and had been jointly selected in multiple competitive sales processes.

The consideration for the purchase transaction was approximately $12.9 million, including transaction costs of approximately $2.4 million. Pursuant to the Merger Agreement, Verticalnet agreed to issue an aggregate amount of 5,100,000 shares of common stock, valued on the date of closing at approximately $6.6 million, and a promissory note (the “Promissory Note”) in the principal amount of approximately $5.9 million (valued at approximately $3.9 million by an independent appraiser) to the holders of shares of preferred stock of B2eMarkets. The Promissory Note accrues interest at the rate of 8% per annum. Half of the outstanding principal amount of the Promissory Note is payable on July 16, 2007 and the remaining outstanding principal amount and interest earned thereon is payable on July 16, 2008. Subject to approval by Verticalnet’s shareholders, the Promissory Note is convertible into 2,949,204 shares of Verticalnet common stock. Upon obtaining such approval, either Verticalnet or the noteholders can require the conversion of the Promissory Note into Verticalnet common stock.

The acquisition will be accounted for under the purchase method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. Such allocation has been based on estimates that may be revised at a later date. Therefore, actual amounts may differ from those in the unaudited pro forma condensed consolidated financial statements. The excess of the purchase price over the fair value of the net tangible assets acquired was approximately $14.9 million, which has been allocated to the covenants not-to-compete, customer contracts, customer relationships, technology and goodwill in the amounts of $40,000, $610,000, $1.5 million, $1.7 million and $11.1 million, respectively. The following are the estimated useful lives for each intangible asset:

Covenants not-to-compete	1.0 year
Customer contracts	1.5 years
Customer relationships	6.5 years
Technology	3.0 years

The following pro forma adjustments for the B2eMarkets acquisition are reflected in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2004, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the six months ended June 30, 2004:

Unaudited Pro Forma Adjustments to Condensed Consolidated Balance Sheet

(a)	Reflects the consideration issued by the Company to consummate the acquisition (in thousands):

Issuance of common stock	$6,569
Issuance of convertible promissory note	3,899
Transaction costs	2,430

Total consideration	$12,898

(b)	Reflects the recording of the purchase transaction (in thousands):

Total consideration per above	$12,898
Fair value of net liabilities assumed	2,016

Excess purchase price to be allocated	$14,914

The excess purchase price was allocated as follows (in thousands):

Covenant not-to-compete	$40
Customer contracts	610
Customer relationships	1,480
Technology	1,650
Goodwill	11,134

$14,914

(c)	Reflects opening balance sheet adjustments.

(d)	Reflects the elimination of the preferred stock and shareholders’ deficit accounts of B2eMarkets.

Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations for the year ended December 31, 2003

(e)	Reflects amortization expense for the intangible assets.

(f)	Reflects the interest expense accrued on the convertible promissory note.

(g)	Reflects the accretion on the carrying value of the convertible promissory note.

Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations for the six months ended June 30, 2004

(h)	Reflects amortization expense for the intangible assets.

(i)	Reflects the interest expense accrued on the convertible promissory note.

(j)	Reflects the accretion on the carrying value of the convertible promissory note.

Tigris Corp.

On January 30, 2004, Verticalnet, through its direct, wholly-owned subsidiary, River Acquisition Co., Inc., a Delaware corporation (“Acquisition Co.”), acquired through a merger Tigris Corp., a New York corporation, from Brent Habig (the “Stockholder”). The merger was made pursuant to an Agreement of Merger (the “Tigris Merger Agreement”) dated January 30, 2004 by and among Verticalnet, Acquisition Co. and the Stockholder. Pursuant to the terms of the Tigris Merger Agreement, Tigris was merged with and into Acquisition Co. on January 30, 2004, with Acquisition Co. being the surviving corporation. Thereafter, Acquisition Co. changed its name to Tigris I Corp. As a result of the merger, Tigris’s wholly-owned subsidiary, Tigris Consulting UK, Ltd. (“Tigris UK”), is now an indirect, wholly-owned subsidiary of Verticalnet.

As a result of this acquisition, the Company has enhanced its capability to serve enterprise customers by expanding its spend analysis and strategic sourcing domain expertise while adding additional technology tools in the area of bid optimization and advanced sourcing tools.

The consideration for the purchase transaction was approximately $12.1 million, including transaction costs of approximately $300,000. The consideration included $3.5 million in cash, 1,870,450 shares of Verticalnet’s common stock valued on the date of closing at approximately $5.7 million (355,029 shares were held in escrow until they were released to the Stockholder on April 30, 2004), issuance of employee options to purchase 751,670 shares of Verticalnet’s common stock valued as of the date of acquisition at $2.2 million, and assumed debt of approximately $346,000. The acquisition was accounted for under the purchase method of accounting. Under this method, the purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of the purchase price over the fair value of the net tangible assets acquired was approximately $8.5 million, which has been allocated to customer contracts and relationships, a strategic relationship, a non-compete agreement and goodwill in the amounts of $1.8 million, $1.5 million, $200,000 and $4.9 million, respectively. The amortization of the customer contracts and relationships and the strategic relationship intangible assets are based on an attrition analysis and the non-compete intangible asset is being amortized on a straight line basis. The following are the amortization percentages by year:

	Year 1	Year 2	Year 3	Year 4	Year 5
Customer contracts and relationships	47.3%	37.6%	15.1%	—	—
Strategic relationship	31.1%	24.3%	19.9%	13.9%	10.8%
Non-compete agreement	20.0%	20.0%	20.0%	20.0%	20.0%

The following pro forma adjustments for the Tigris acquisition are reflected in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the six months ended June 30, 2004:

Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations for the year ended December 31, 2003:

(k)	Reflects the change in compensation for Tigris’ Chief Executive Officer and sole shareholder, based on the amount per his new employment agreement.

(l)	Represents the effect of the renegotiated operating lease for a New York City office, which was negotiated in concert with the transaction.

(m)	Reflects amortization expense for the intangible assets.

(n)	Reflects the elimination of Tigris’ historical tax benefit.

Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations for the six months ended June 30, 2004:

(o)	Reflects the change in compensation for Tigris’ Chief Executive Officer and sole shareholder, based on the amount per his new employment agreement.

(p)	Represents the effect of the renegotiated operating lease for the New York City office, which was negotiated in concert with the transaction.

(q)	Reflects amortization expense for the intangible assets.

Note 3: PRIVATE PLACEMENT

In August 2004, the Company completed a $3.0 million private placement of its common stock. The Company issued 3,000,000 shares of common stock along with warrants to purchase 1,200,000 shares of common stock at an exercise price of $1.25 per share. The Company received approximately $2.8 million in net proceeds from this transaction.

Note 4: PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

The weighted average shares outstanding used in the pro forma basic and diluted net loss per share calculations for the year ended December 31, 2003 and for the six months ended June 30, 2004 includes 1,870,450 and 5,100,000 shares of Verticalnet’s common stock issued in the acquisitions of Tigris and B2eMarkets, respectively, as if the acquisitions had occurred on January 1, 2003. In addition, 355,029 common shares held in escrow in connection with the acquisition of Tigris have been excluded from the loss per share calculation and are only included in the loss per share calculation subsequent to their deemed release date of March 31, 2003.

For the purposes of the proforma, the shares are deemed to be released on March 31, 2003 (i.e., 3 months after their deemed issuance date of January 1, 2003 ) rather than their actual release date of April 30, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERTICALNET, INC.

Date: October 1, 2004	By:	/s/ GENE S. GODICK
	Name:	Gene S. Godick
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement of Merger, by and among Verticalnet, Inc., Popcorn Acquisition Sub., Inc. and B2eMarkets, Inc. dated July 16, 2004. (1)

4.1	Form of Registration Rights Agreement by and among Verticalnet, Inc. and certain former stockholders of B2eMarkets, Inc. dated July 16, 2004. (1)

4.2	Convertible Promissory Note dated July 16, 2004 from Verticalnet, Inc. to FBR Investment Management, Inc. (1)

23.1	Consent of Ernst & Young LLP *

99.1	Press release dated July 19, 2004. (2)

*	Filed herewith
(1)	Filed as an exhibit to the registrant’s report on Form 8-K dated August 3, 2004.
(2)	Filed as an exhibit to the registrant’s report on Form 8-K dated July 21, 2004.